As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMARTRENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-4218526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18835 N. Thompson Peak Parkway
Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

SmartRent.com, Inc. Amended and Restated 2018 Stock Plan

SmartRent, Inc. 2021 Equity Incentive Plan

SmartRent, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Jonathan Wolter

Chief Financial Officer

18835 N. Thompson Peak Parkway

Suite 300

Scottsdale, Arizona 85255

(844) 479-1555

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

David P. Lewis

Kevin E. Criddle

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016-4232

Tel: (480) 606-5100

Fax: (480) 606-5101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
SmartRent, Inc. 2021 Equity Incentive Plan Class A Common Stock (defined below)	15,500,000(2)	$12.10(3)	$187,550,000.00(3)	$17,385.89
SmartRent.com, Inc. Amended and Restated 2018 Stock Plan Class A Common Stock	17,944,576(4)	$5.35(5)(6)	$96,003,481.60(5)	$8,899.52
SmartRent, Inc. 2021 Employee Stock Purchase Plan Class A Common Stock	2,000,000(7)	$12.10(3)	$24,200,000.00(3)	$2,243.34
Total	35,444,576	—	$307,753,481.60	$28,528.75

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or similar transaction.

(2)

Represents 15,500,000 shares of SmartRent, Inc. (the “Registrant”) Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) reserved for issuance under the SmartRent, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”).

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of Class A Common Stock on the New York Stock Exchange on October 22, 2021.

(4)

Represents 17,944,576 shares of Class A Common Stock issuable upon the (i) exercise of 10,457,298 options and (ii) settlement of 7,487,278 restricted stock units outstanding under the SmartRent.com, Inc. Amended and Restated 2018 Stock Plan (the “2018 Plan”) as of October 29, 2021, as a result of the assumption and conversion pursuant to the Merger Agreement, dated as of April 21, 2021, by and among the Registrant (formerly Fifth Wall Acquisition Corp. I), Fifth Wall Merger Corp. and SmartRent.com, Inc., as amended, of all stock options and restricted stock unit awards granted pursuant to the 2018 Plan and outstanding as of the closing of such merger.

(5)

Estimated solely for the purpose of calculating the registration fee as follows: (i) with respect to shares of Class A Common Stock underlying outstanding options assumed under the 2018 Plan, pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the weighted average exercise price of the outstanding options and (ii) with respect to shares of Class A Common Stock issuable under restricted stock units assumed under the 2018 Plan, pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on October 22, 2021.

(6)	Rounded to the nearest penny.
(7)

Represents 2,000,000 shares of Class A Common Stock, par value $0.0001 per share of SmartRent, Inc. reserved for issuance under the SmartRent, Inc. 2021 Stock Purchase Plan (the “Purchase Plan,” and collectively with the 2018 Plan and the Incentive Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)

The Registrant’s Final Prospectus filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-259749), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed and the unaudited financial statements for the Registrant’s fiscal quarter ending June 30, 2021.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2021 and June 30, 2021, filed with the Commission on May 17, 2021 and August 13, 2021 respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2021, February 16, 2021, April 22, 2021, July 26, 2021, August  6, 2021, August  13, 2021, August  17, 2021, August  24, 2021, August  25, 2021, and August  30, 2021, as amended on August 31, 2021; and

(d)

The description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on August 24, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant’s Third Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K/A filed with the Commission on August 31, 2021).

4.2	Amended and Restated Bylaws of SmartRent, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K/A filed with the Commission on August 31, 2021).

5.1	Legal Opinion of DLA Piper LLP (US).

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

99.1	SmartRent.com, Inc. Amended and Restated 2018 Stock Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Company’s registration statement on Form S-4 (File No. 333-256144) filed with the SEC on July 26, 2021).

99.2	SmartRent, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Company’s registration statement on Form S-4 (File No. 333-256144) filed with the SEC on July 26, 2021).

99.3	SmartRent, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Company’s registration statement on Form S-4 (File No. 333-256144) filed with the SEC on July 26, 2021).

99.4	Restricted Stock Units Agreement under the SmartRent, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Company’s Current Report on Form 8-k filed with the SEC on August 31, 2021).

99.5	Stock Option Agreement under the SmartRent, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Company’s Current Report on Form 8-k filed with the SEC on August 31, 2021).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on October 29, 2021.

SMARTRENT, INC. /s/ Lucas Haldeman Lucas Haldeman Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of SmartRent, Inc. whose signatures appear below hereby constitute and appoint Lucas Haldeman and Jonathan Wolter, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that each attorney and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed

/s/ Lucas Haldeman Lucas Haldeman	Director and Chief Executive Officer (Principal Executive Officer)	October 29, 2021

/s/ Jonathan Wolter Jonathan Wolter	Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2021

/s/ John Dorman John Dorman	Director	October 29, 2021

/s/ Bruce Strohm Bruce Strohm	Director	October 29, 2021

/s/ Ann Sperling Ann Sperling	Director	October 29, 2021

/s/ Frederick Tuomi Frederick Tuomi	Director	October 29, 2021

/s/ Alana Beard Alana Beard	Director	October 29, 2021

/s/ Robert Best Robert Best	Director	October 29, 2021